Exhibit 1

JOINT FILING AGREEMENT

 The undersigned hereby agree that the Amendment No. 4 to Schedule 13D, dated March 15, 2024, with respect to the common stock of BiomX Inc. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. Each of the undersigned agrees to be responsible for the timely filing of this Statement, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 19th day of March 2024.

By:	/s/ Carl L. Gordon
Carl L. Gordon

By:	/s/ Erez Chimovits
Erez Chimovits

ORBIMED ISRAEL GP LTD.

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Director

ORBIMED ISRAEL BIOFUND GP LIMITED PARTNERSHIP

By:	ORBIMED ISRAEL GP LTD., its general partner

By:	/s/ Carl L. Gordon
Name: Carl L. Gordon
Title: Director of OrbiMed Israel GP Ltd.